Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Maryellen Thielen	Robert Block
Media Relations	Christine Ieuter
(847) 402-5600	Investor Relations
(847) 402-2800

Allstate Reports Strong Third Quarter Results

Reflecting Broad Success on Strategy

NORTHBROOK, Ill., October 30, 2013 – The Allstate Corporation (NYSE: ALL) today reported financial results for the third quarter of 2013.  The financial highlights were:

The Allstate Corporation Consolidated Highlights
($ in millions, except per share amounts and ratios)	Three months ended September 30,			Nine months ended September 30,
	2013	2012	% Change	2013	2012	% Change
Consolidated revenues	$ 8,465	$ 8,128	4.1	$ 25,715	$ 24,768	3.8
Net income available to common shareholders	310	723	(57.1)	1,453	1,912	(24.0)
Net income available to common shareholders per diluted common share	0.66	1.48	(55.4)	3.07	3.86	(20.5)
Operating income*	713	717	(0.6)	1,889	1,859	1.6
Operating income per diluted common share*	1.53	1.46	4.8	3.99	3.76	6.1
Book value per common share				43.49	42.64	2.0
Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities*				40.37	37.31	8.2
Catastrophe losses	128	206	(37.9)	1,134	1,284	(11.7)
Property-Liability combined ratio	90.0	90.2	(0.2)pts	93.1	93.4	(0.3)pts
Property-Liability combined ratio excluding the effect of catastrophes, prior year reserve reestimates, business combination expenses and the amortization of purchased intangible assets (“underlying combined ratio”)*	86.9	87.8	(0.9)pts	87.2	87.4	(0.2)pts

*              Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

“Strong results this quarter reflect the benefits of a broad and comprehensive approach to creating shareholder value,” said Thomas J. Wilson, chairman, president and chief executive officer of The Allstate Corporation.  “Operating income of $713 million was strong, with the underlying combined ratio better than the goal established for the full year, and progress was made on all 2013 operating priorities.  The benefits of repositioning homeowners for sustainable profitability and lower catastrophe losses also positively impacted results.  Growth improved as the strategy of serving unique consumer segments with differentiated offerings continues to be pursued.  Importantly, Allstate brand standard auto policies increased compared to the prior year due to improved retention, higher new business sales and a less adverse impact from actions on homeowners policies.  We also continued to grow in the consumer segments served by Esurance and Encompass.  Progress was made to balance risk and return and properly deploy capital by the proposed sale of Lincoln Benefit Life, share repurchases, reduction of interest rate risk and execution of our capital management strategy.”

Financial Results

Net income available to common shareholders for the third quarter of 2013 was $310 million, or $0.66 per diluted common share, compared to $723 million, or $1.48 per diluted common share in the third quarter of 2012.  The decline was driven primarily by an estimated $475 million after-tax loss on disposition of Lincoln Benefit Life Company (LBL) partially offset by the favorable impact from changes in employee benefit plans.

Operating income was $713 million, or $1.53 per diluted common share, compared to $717 million, or $1.46 per diluted common share, in the third quarter of 2012.  Profitability improved in both Property-Liability and Allstate Financial in the quarter when compared to the prior year quarter. The Property-Liability recorded combined ratio was 90.0 in the quarter, while the underlying combined ratio was 86.9, a 0.9 point improvement from the prior year quarter and better than the full-year outlook range of 88 to 90.  Pre-tax catastrophe losses of $128 million reflect the lowest third quarter since 2002.  The annual review of reserves in Discontinued Lines and Coverages resulted in net reserve strengthening of $86 million, after-tax, $61 million higher than the third quarter of 2012.  Allstate Financial’s operating income improved $30 million over the prior year third quarter to $127 million, reflecting lower credited interest on spread-based liabilities and improved mortality on life insurance.  Total net investment income increased in the third quarter of 2013 compared to the prior year quarter on higher income from limited partnerships, partly offset by lower income on the fixed income portfolio.

Insurance premiums grew in the third quarter of 2013 when compared to both the prior year quarter and the second quarter of 2013. Total Property-Liability net written premium increased 5.3% over the prior year quarter and Allstate Financial grew total premiums and contract charges by 3.7%, including a 4.4% increase in underwritten products.

Continued Progress on Five Priorities for 2013

Results for the third quarter of 2013 reflect the successful execution of Allstate’s 2013 priorities:

•                  Growing insurance premiums

For the Allstate brand, which serves consumers who prefer local advice from Allstate agencies and a wide range of products, net written premium increased 4.1% compared to the prior year quarter driven by growth in standard auto policies and emerging businesses, and higher average premium.  Total Allstate brand policies decreased 0.4% from the prior year quarter, but increased 0.2% sequentially from the second quarter of 2013.  Allstate brand standard auto policies increased compared to both the third quarter of 2012 and the second quarter of 2013.  Esurance, serving the self-directed consumer segment, continued to grow rapidly with a 27.0% increase in net written premium and 32.0% increase in policies from the third quarter of 2012.  Encompass, which serves consumers who value local advice from an agent and a choice of products and services, grew net written premium 10.8% and policies 7.2% from the prior year quarter.

•                  Maintaining auto profitability

Allstate brand standard auto recorded a combined ratio of 94.9 with a 94.6 underlying combined ratio, which was 0.9 points higher than the third quarter of 2012.  These results reflect modest increases in frequency and severity and a higher expense ratio, partially offset by higher average premium.  The Esurance brand standard auto combined ratio improved 1.7 points from the prior year quarter to 116.8, although remains elevated due to new business volume and higher loss adjustment expenses.  The Encompass brand recorded a standard auto combined ratio of 100.6, an improvement of 8.6 points from the prior year quarter, reflecting the impact of favorable reserve reestimates.  Esurance and Encompass continue to adjust pricing and underwriting to ensure that growth is achieved at acceptable margins.

•                  Raising returns in homeowner and annuities

In the third quarter of 2013, Allstate brand homeowners recorded a combined ratio of 65.3, a 7.6 point improvement from the prior year quarter.  The Allstate brand homeowners underlying combined ratio was 61.8, a 4.4 point improvement from the third quarter of 2012, as rate increases continued to benefit results and both frequency and severity declined slightly.  The profit improvement actions taken in Allstate brand homeowners will be the basis for building a sustainable, competitive advantage with this product line.  Annuity returns improved in the quarter due to higher limited partnership income, but the long-term outlook remains challenged by continued low interest rates.

•                  Proactively managing investments

Allstate’s consolidated investment portfolio totaled $80.48 billion at September 30, 2013 compared to $97.28 billion at December 31, 2012. The lower portfolio value reflects the reclassification of $12.24 billion of investments to Assets Held for Sale due to the pending sale of LBL and a $2.72 billion decrease in net unrealized capital gains driven by the significant increase in interest rates since year end 2012. Actions to reduce interest rate risk in the Property-Liability portfolio over the past several quarters have decreased sensitivity to rising interest rates while reducing the fixed income portfolio yield.  For the third quarter, net investment income totaled $950 million, which included $106 million from limited partnership interests and $36 million related to prepayment fee income and litigation proceeds.  Allstate Financial’s portfolio yield has been less impacted by low reinvestment rates, as its investment cash flows have largely been used to fund liability outflows.  The total portfolio yield was 4.5%, slightly higher than the third quarter of 2012 and comparable to the second quarter of 2013.  Total return for the quarter was 1.0%, reflecting net investment income, with minimal change to investment valuations.

•                  Reducing the cost structure

Allstate made continued progress in reducing its cost structure through simplification and process improvement initiatives.  Employee and retiree benefit programs were restructured to provide more consistent benefits among employees and adjust to current market practices.  The Property-Liability expense ratio increased in the quarter when compared to the third quarter of the prior year reflecting investments in growth, but has improved sequentially since the first quarter of 2013.

Continued Focus on Capital Management

“We continue to improve financial strength and strategic flexibility through the execution of our capital management strategy,” said Steve Shebik, chief financial officer.  “We returned $608 million to shareholders during the quarter by repurchasing 2.1% of our outstanding shares and paying a quarterly $0.25 per share dividend.  Book value per diluted common share increased 2.0% from a year ago, to $43.49 at the end of the third quarter of 2013.  Our profitability, share repurchases and the $658 million favorable impact to shareholders’ equity of the changes to our benefit plans more than offset the adverse impact of lower fixed income unrealized gains and the loss on the sale of LBL.”  As of September 30, 2013, Allstate had $589 million remaining under its common share repurchase authorization.

During the third quarter of 2013, Allstate issued $800 million of 5.75% fixed-to-floating rate subordinated debentures due 2053, as well as $385 million of 6.75% noncumulative perpetual preferred stock.

Statutory surplus at September 30, 2013 was an estimated $17.3 billion for the combined insurance operating companies, an increase of $0.3 billion from September 30, 2012.  Property-Liability surplus was an estimated $13.9 billion, with Allstate Financial companies accounting for the remainder.  Deployable assets at the holding company level totaled $2.8 billion at September 30, 2013.

*     *     *     *

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the presentation discussed on the call.  The conference call will be held at 9 a.m. ET on Thursday, October 31.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, serving approximately 16 million households through its Allstate, Encompass, Esurance and Answer Financial brand names and Allstate Financial business segment.  Allstate branded insurance products (auto, home, life and retirement) and services are offered through Allstate agencies, independent agencies, and Allstate exclusive financial representatives, as well as via www.allstate.com, www.allstate.com/financial and 1-800 Allstate®, and are widely known through the slogan “You’re In Good Hands With Allstate®.”

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Revenues
Property-liability insurance premiums	$6,972	$6,697	$20,604	$19,993
Life and annuity premiums and contract charges	584	563	1,742	1,675
Net investment income	950	940	2,917	2,977
Realized capital gains and losses:
Total other-than-temporary impairment losses	(96)	(39)	(178)	(195)
Portion of loss recognized in other comprehensive income	8	(7)	(7)	16
Net other-than-temporary impairment losses recognized in earnings	(88)	(46)	(185)	(179)
Sales and other realized capital gains and losses	47	(26)	637	302
Total realized capital gains and losses	(41)	(72)	452	123

	8,465	8,128	25,715	24,768

Costs and expenses
Property-liability insurance claims and claims expense	4,427	4,293	13,628	13,442
Life and annuity contract benefits	498	453	1,427	1,354
Interest credited to contractholder funds	317	215	973	959
Amortization of deferred policy acquisition costs	1,026	1,016	2,933	2,937
Operating costs and expenses	937	1,010	3,129	3,023
Restructuring and related charges	13	9	59	25
Loss on extinguishment of debt	9	--	489	--
Interest expense	83	93	280	281
	7,310	7,089	22,918	22,021
(Loss) gain on disposition of operations	(646)	9	(644)	15

Income from operations before income tax expense	509	1,048	2,153	2,762

Income tax expense	193	325	694	850

Net income	316	723	1,459	1,912

Preferred stock dividends	6	--	6	--

Net income available to common shareholders	$310	$723	$1,453	$1,912

Earnings per common share:

Net income available to common shareholders per common share – Basic	$0.67	$1.49	$3.10	$3.89

Weighted average common shares – Basic	461.1	485.9	468.2	491.5

Net income available to common shareholders per common share – Diluted	$0.66	$1.48	$3.07	$3.86

Weighted average common shares – Diluted	467.1	489.9	473.8	494.7

Cash dividends declared per common share	$0.25	$0.22	$0.75	$0.66

THE ALLSTATE CORPORATION

SEGMENT RESULTS

($ in millions, except ratios)	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Property-Liability
Premiums written	$7,438	$7,063	$21,214	$20,390

Premiums earned	$6,972	$6,697	$20,604	$19,993
Claims and claims expense	(4,427)	(4,293)	(13,628)	(13,442)
Amortization of deferred policy acquisition costs	(929)	(870)	(2,690)	(2,613)
Operating costs and expenses	(910)	(866)	(2,810)	(2,597)
Restructuring and related charges	(9)	(9)	(52)	(25)
Underwriting income*	697	659	1,424	1,316
Net investment income	309	299	993	964
Periodic settlements and accruals on non-hedge derivative instruments	(2)	(1)	(5)	(4)
Business combination expenses and the amortization of purchased intangible assets	21	26	62	99
Income tax expense on operations	(340)	(316)	(800)	(750)
Operating income	685	667	1,674	1,625
Realized capital gains and losses, after-tax	(17)	(11)	253	125
Loss on disposition of operations, after-tax	--	--	(1)	--
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	1	1	3	3
Business combination expenses and the amortization of purchased intangible assets, after-tax	(13)	(18)	(40)	(65)
Net income available to common shareholders	$656	$639	$1,889	$1,688
Catastrophe losses	$128	$206	$1,134	$1,284
Operating ratios:
Claims and claims expense ratio	63.5	64.1	66.1	67.2
Expense ratio	26.5	26.1	27.0	26.2
Combined ratio	90.0	90.2	93.1	93.4
Effect of catastrophe losses on combined ratio	1.8	3.1	5.5	6.4
Effect of prior year reserve reestimates on combined ratio	0.5	(2.2)	(0.3)	(2.6)
Effect of catastrophe losses included in prior year reserve reestimates on combined ratio	(0.5)	(1.1)	(0.4)	(1.7)
Effect of business combination expenses and the amortization of purchased intangible assets on combined ratio	0.3	0.4	0.3	0.5
Effect of Discontinued Lines and Coverages on combined ratio	1.9	0.7	0.7	0.2
Allstate Financial
Premiums and contract charges	$584	$563	$1,742	$1,675
Net investment income	633	632	1,901	1,982
Periodic settlements and accruals on non-hedge derivative instruments	2	15	17	45
Contract benefits	(498)	(453)	(1,427)	(1,354)
Interest credited to contractholder funds	(302)	(357)	(953)	(1,087)
Amortization of deferred policy acquisition costs	(109)	(117)	(250)	(279)
Operating costs and expenses	(132)	(147)	(420)	(424)
Restructuring and related charges	(4)	--	(7)	--
Income tax expense on operations	(47)	(39)	(175)	(173)
Operating income	127	97	428	385

Realized capital gains and losses, after-tax	(12)	(36)	37	(45)
Valuation changes on embedded derivatives that are not hedged, after-tax	(10)	97	(13)	88
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	1	(28)	(2)	(38)
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	7	4	7	4
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(1)	(9)	(11)	(29)
(Loss) gain on disposition of operations, after-tax	(472)	6	(470)	10
Net (loss) income available to common shareholders	$(360)	$131	$(24)	$375
Corporate and Other
Net investment income	$8	$9	$23	$31
Operating costs and expenses	(159)	(90)	(360)	(283)
Income tax benefit on operations	58	34	130	101
Preferred stock dividends	(6)	--	(6)	--
Operating loss	(99)	(47)	(213)	(151)
Realized capital gains and losses, after-tax	1	--	1	--
Loss on extinguishment of debt, after-tax	(6)	--	(318)	--
Postretirement benefits curtailment gain, after-tax	118	--	118	--
Net income (loss) available to common shareholders	$14	$(47)	$(412)	$(151)
Consolidated net income available to common shareholders	$310	$723	$1,453	$1,912

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	September 30,	December 31,
	2013	2012
Assets	(unaudited)
Investments:
Fixed income securities, at fair value (amortized cost $58,129 and $71,915)	$60,295	$77,017
Equity securities, at fair value (cost $4,370 and $3,577)	4,812	4,037
Mortgage loans	4,817	6,570
Limited partnership interests	5,091	4,922
Short-term, at fair value (amortized cost $2,694 and $2,336)	2,694	2,336
Other	2,774	2,396
Total investments	80,483	97,278
Cash	1,069	806
Premium installment receivables, net	5,341	5,051
Deferred policy acquisition costs	3,286	3,621
Reinsurance recoverables, net	6,938	8,767
Accrued investment income	617	781
Property and equipment, net	993	989
Goodwill	1,243	1,240
Other assets	1,810	1,804
Separate Accounts	4,928	6,610
Assets held for sale	15,577	--
Total assets	$122,285	$126,947
Liabilities
Reserve for property-liability insurance claims and claims expense	$20,983	$21,288
Reserve for life-contingent contract benefits	12,590	14,895
Contractholder funds	24,476	39,319
Unearned premiums	11,016	10,375
Claim payments outstanding	702	797
Deferred income taxes	440	597
Other liabilities and accrued expenses	5,245	6,429
Long-term debt	6,217	6,057
Separate Accounts	4,928	6,610
Liabilities held for sale	14,908	--
Total liabilities	101,505	106,367
Equity
Preferred stock and additional capital paid-in, $1 par value, 26,900 shares issued and outstanding as of September 30, 2013 and none issued and outstanding as of December 31, 2012, $672.5 aggregate liquidation preference	650	--
Common stock, $.01 par value, 900 million issued, 456 million and 479 million shares outstanding	9	9
Additional capital paid-in	3,127	3,162
Retained income	34,885	33,783
Deferred ESOP expense	(39)	(41)
Treasury stock, at cost (444 million and 421 million shares)	(18,662)	(17,508)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital gains and losses on fixed income securities with OTTI	33	(11)
Other unrealized net capital gains and losses	1,804	3,614
Unrealized adjustment to DAC, DSI and insurance reserves	(123)	(769)
Total unrealized net capital gains and losses	1,714	2,834
Unrealized foreign currency translation adjustments	50	70
Unrecognized pension and other postretirement benefit cost	(954)	(1,729)
Total accumulated other comprehensive income	810	1,175
Total shareholders’ equity	20,780	20,580
Total liabilities and shareholders’ equity	$122,285	$126,947

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)	Nine months ended September 30,
	2013	2012
Cash flows from operating activities	(unaudited)
Net income	$1,459	$1,912
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	246	293
Realized capital gains and losses	(452)	(123)
Loss on extinguishment of debt	489	--
Loss (gain) on disposition of operations	644	(15)
Interest credited to contractholder funds	973	959
Changes in:
Policy benefits and other insurance reserves	(787)	(769)
Unearned premiums	670	421
Deferred policy acquisition costs	(208)	13
Premium installment receivables, net	(300)	(178)
Reinsurance recoverables, net	294	(139)
Income taxes	455	669
Other operating assets and liabilities	(412)	(425)
Net cash provided by operating activities	3,071	2,618
Cash flows from investing activities
Proceeds from sales
Fixed income securities	15,354	13,952
Equity securities	2,231	1,345
Limited partnership interests	676	1,067
Mortgage loans	20	11
Other investments	93	104
Investment collections
Fixed income securities	4,879	3,892
Mortgage loans	783	682
Other investments	213	70
Investment purchases
Fixed income securities	(16,645)	(16,809)
Equity securities	(2,565)	(385)
Limited partnership interests	(911)	(1,232)
Mortgage loans	(423)	(472)
Other investments	(880)	(275)
Change in short-term investments, net	(544)	(1,284)
Change in other investments, net	92	(6)
Purchases of property and equipment, net	(116)	(176)
(Acquisition) disposition of operations	(24)	13
Net cash provided by investing activities	2,233	497
Cash flows from financing activities
Proceeds from issuance of long-term debt	2,267	493
Repayment of long-term debt	(2,605)	(351)
Proceeds from issuance of preferred stock	651	--
Contractholder fund deposits	1,608	1,571
Contractholder fund withdrawals	(5,458)	(3,938)
Dividends paid on common stock	(237)	(322)
Treasury stock purchases	(1,385)	(729)
Shares reissued under equity incentive plans, net	108	60
Excess tax benefits on share-based payment arrangements	33	7
Other	(10)	(40)
Net cash used in financing activities	(5,028)	(3,249)
Transfer of cash to held for sale	(13)	--
Net increase (decrease) in cash	263	(134)
Cash at beginning of period	806	776
Cash at end of period	$1,069	$642

Definitions of Non-GAAP Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures.  Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income is net income available to common shareholders, excluding:

•       realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income,

•       valuation changes on embedded derivatives that are not hedged, after-tax,

•       amortization of DAC and deferred sales inducements (DSI), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives that are not hedged, after-tax,

•       business combination expenses and the amortization of purchased intangible assets, after-tax,

•       gain (loss) on disposition of operations, after-tax, and

•       adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income available to common shareholders is the GAAP measure that is most directly comparable to operating income.

We use operating income as an important measure to evaluate our results of operations.  We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, valuation changes on embedded derivatives that are not hedged, business combination expenses and the amortization of purchased intangible assets, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items.  Realized capital gains and losses, valuation changes on embedded derivatives that are not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process.  Consistent with our intent to protect results or earn additional income, operating income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes.  These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments.  Business combination expenses are excluded because they are non-recurring in nature and the amortization of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends.  Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends.  Accordingly, operating income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business.  A byproduct of excluding these items to determine operating income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods.  Operating income is used by management along with the other components of net income available to common shareholders to assess our performance.  We use adjusted measures of operating income and operating income per diluted common share in incentive compensation.  Therefore, we believe it is useful for investors to evaluate net income available to common shareholders, operating income and their components separately and in the aggregate when reviewing and evaluating our performance.  We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance.  We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator.  Operating income should not be considered a substitute for net income available to common shareholders and does not reflect the overall profitability of our business.

The following tables reconcile operating income and net income (loss) available to common shareholders.

($ in millions, except per share data)	For the three months ended September 30,
	Property-Liability		Allstate Financial		Consolidated		Per diluted common share
	2013	2012	2013	2012	2013	2012	2013	2012
Operating income	$685	$667	$127	$97	$713	$717	$1.53	$1.46
Realized capital gains and losses	(26)	(16)	(16)	(56)	(41)	(72)
Income tax benefit	9	5	4	20	13	25
Realized capital gains and losses, after-tax	(17)	(11)	(12)	(36)	(28)	(47)	(0.06)	(0.09)
Valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(10)	97	(10)	97	(0.02)	0.20
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	--	--	1	(28)	1	(28)	--	(0.06)
DAC and DSI unlocking relating to realized capital gains and losses,after-tax	--	--	7	4	7	4	0.01	0.01
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	1	1	(1)	(9)	--	(8)	--	(0.01)
Business combination expenses and the amortization of purchased intangible assets, after-tax	(13)	(18)	--	--	(13)	(18)	(0.03)	(0.04)
(Loss) gain on disposition of operations, after-tax	--	--	(472)	6	(472)	6	(1.01)	0.01
Loss on extinguishment of debt, after-tax	--	--	--	--	(6)	--	(0.01)	--
Postretirement benefits curtailment gain, after-tax	--	--	--	--	118	--	0.25	--
Net income (loss) available to common shareholders	$656	$639	$(360)	$131	$310	$723	$0.66	$1.48

	For the nine months ended September 30,
	Property-Liability		Allstate Financial		Consolidated		Per diluted common share
	2013	2012	2013	2012	2013	2012	2013	2012
Operating income	$1,674	$1,625	$428	$385	$1,889	$1,859	$3.99	$3.76
Realized capital gains and losses	391	192	60	(69)	452	123
Income tax (expense) benefit	(138)	(67)	(23)	24	(161)	(43)
Realized capital gains and losses, after-tax	253	125	37	(45)	291	80	0.61	0.16
Valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(13)	88	(13)	88	(0.03)	0.18
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(2)	(38)	(2)	(38)	--	(0.08)
DAC and DSI unlocking relating to realized capital gains and losses,after-tax	--	--	7	4	7	4	0.01	0.01
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	3	3	(11)	(29)	(8)	(26)	(0.02)	(0.06)
Business combination expenses and the amortization of purchased intangible assets, after-tax	(40)	(65)	--	--	(40)	(65)	(0.08)	(0.13)
(Loss) gain on disposition of operations, after-tax	(1)	--	(470)	10	(471)	10	(0.99)	0.02
Loss on extinguishment of debt, after-tax	--	--	--	--	(318)	--	(0.67)	--
Postretirement benefits curtailment gain, after-tax	--	--	--	--	118	--	0.25	--
Net income (loss) available to common shareholders	$1,889	$1,688	$(24)	$375	$1,453	$1,912	$3.07	$3.86

Operating income return on common shareholders’ equity is a ratio that uses a non-GAAP measure.  It is calculated by dividing the rolling 12-month operating income by the average of common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses.  Return on common shareholders’ equity is the most directly comparable GAAP measure.  We use operating income as the numerator for the same reasons we use operating income, as discussed above.  We use average common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process.  We use it to supplement our evaluation of net income available to common shareholders and return on common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period.  We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with net income return on common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management.  In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends.  A byproduct of excluding the items noted above to determine operating income return on common shareholders’ equity from return on common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods.  Therefore, we believe it is useful for investors to have operating income return on common shareholders’ equity and return on common shareholders’ equity when evaluating our performance.  We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital.  Operating income return on common shareholders’ equity should not be considered a substitute for return on common shareholders’ equity and does not reflect the overall profitability of our business.

The following tables reconcile return on common shareholders’ equity and operating income return on common shareholders’ equity.

($ in millions)	For the twelve months ended September 30,
	2013	2012
Return on common shareholders’ equity
Numerator:
Net income available to common shareholders	$1,847	$2,624
Denominator:
Beginning common shareholders’ equity	$20,837	$17,732
Ending common shareholders’ equity (1)	20,130	20,837
Average common shareholders’ equity	$20,484	$19,285
Return on common shareholders’ equity	9.0%	13.6%

	For the twelve months ended September 30,
	2013	2012
Operating income return on common shareholders’ equity
Numerator:
Operating income	$2,178	$2,594

Denominator:
Beginning common shareholders’ equity	$20,837	$17,732
Unrealized net capital gains and losses	2,880	1,065
Adjusted beginning common shareholders’ equity	17,957	16,667

Ending common shareholders’ equity	20,130	20,837
Unrealized net capital gains and losses	1,714	2,880
Adjusted ending common shareholders’ equity	18,416	17,957
Average adjusted common shareholders’ equity	$18,187	$17,312
Operating income return on common shareholders’ equity	12.0%	15.0%

_____________

(1) Excludes $650 million of equity related to preferred stock.

The following tables reconcile Allstate Financial segment return on attributed equity and operating income return on attributed equity, including a reconciliation of Allstate Financial segment attributed equity to The Allstate Corporation common shareholders’ equity.

($ in millions)	For the twelve months ended September 30,
	2013	2012
Allstate Financial segment return on attributed equity
Numerator:
Net income available to common shareholders	$142	$510

Denominator:
Beginning attributed equity (1)	$8,291	$7,044
Ending attributed equity	7,819	8,291
Average attributed equity	$8,055	$7,668

Return on attributed equity	1.8%	6.7%

	For the twelve months ended September 30,
	2013	2012
Allstate Financial segment operating income return on attributed equity
Numerator:
Operating income	$572	$515

Denominator:
Beginning attributed equity	$8,291	$7,044
Unrealized net capital gains and losses	1,666	776
Adjusted beginning attributed equity	6,625	6,268

Ending attributed equity	7,819	8,291
Unrealized net capital gains and losses	1,076	1,666
Adjusted ending attributed equity	6,743	6,625
Average adjusted attributed equity	$6,684	$6,447
Operating income return on attributed equity	8.6%	8.0%

Reconciliation of beginning and ending Allstate Financial segment attributed equity and The Allstate Corporation beginning and ending common shareholders’ equity	For the twelve months ended September 30,
	2013	2012
Beginning Allstate Financial segment attributed equity	$8,291	$7,044
Beginning all other equity	12,546	10,688
Beginning Allstate Corporation common shareholders’ equity	$20,837	$17,732

Ending Allstate Financial segment attributed equity	$7,819	$8,291
Ending all other equity	12,311	12,546
Ending Allstate Corporation common shareholders’ equity	$20,130	$20,837

____________

(1) Allstate Financial attributed equity is the sum of equity for Allstate Life Insurance Company and the applicable equity for American Heritage Life Investment Corporation.

Underwriting income is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP.  Management uses this measure in its evaluation of the results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results.  It is also an integral component of incentive compensation.  It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance.  Net income available to common shareholders is the most directly comparable GAAP measure.  Underwriting income should not be considered a substitute for net income available to common shareholders and does not reflect the overall profitability of our business.  A reconciliation of Property-Liability underwriting income to net income available to common shareholders is provided in the “Segment Results” page.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates, business combination expenses and the amortization of purchased intangible assets (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, the effect of business combination expenses and the amortization of purchased intangible assets on the combined ratio.  We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates, business combination expenses and the amortization of purchased intangible assets.  Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio.  Prior year reserve reestimates are caused by unexpected loss development on historical reserves.  Business combination expenses and the amortization of purchased intangible assets primarily relate to the acquisition purchase price and are not indicative of our underlying insurance business results or trends.  We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance.  We also provide it to facilitate a comparison to our outlook on the underlying combined ratio.  The most directly comparable GAAP measure is the combined ratio.  The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.

The following table reconciles the Property-Liability underlying combined ratio to the Property-Liability combined ratio.

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Combined ratio excluding the effect of catastrophes, prior year reserve reestimates, business combination expenses and the amortization of purchased intangible assets (“underlying combined ratio”)	86.9	87.8	87.2	87.4
Effect of catastrophe losses	1.8	3.1	5.5	6.4
Effect of prior year non-catastrophe reserve reestimates	1.0	(1.1)	0.1	(0.9)
Effect of business combination expenses and the amortization of purchased intangible assets	0.3	0.4	0.3	0.5
Combined ratio	90.0	90.2	93.1	93.4

Effect of prior year catastrophe reserve reestimates	(0.5)	(1.1)	(0.4)	(1.7)

Underwriting margin is calculated as 100% minus the combined ratio.

In this news release, we provide our outlook range on the Property-Liability 2013 underlying combined ratio.  A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes.  Future prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

The following table reconciles the Allstate brand standard auto underlying combined ratio to the Allstate brand standard auto combined ratio.

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Underlying combined ratio	94.6	93.7	94.1	94.0
Effect of catastrophe losses	0.9	1.3	1.3	2.1
Effect of prior year non-catastrophe reserve reestimates	(0.6)	(3.1)	(0.7)	(1.9)
Combined ratio	94.9	91.9	94.7	94.2

Effect of prior year catastrophe reserve reestimates	0.1	(0.1)	(0.6)	(0.3)

The following table reconciles the Allstate brand homeowners underlying combined ratio to the Allstate brand homeowners combined ratio.

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Underlying combined ratio	61.8	66.2	63.4	66.0
Effect of catastrophe losses	4.7	7.8	18.5	20.1
Effect of prior year non-catastrophe reserve reestimates	(1.2)	(1.1)	(0.2)	(0.1)
Combined ratio	65.3	72.9	81.7	86.0

Effect of prior year catastrophe reserve reestimates	(2.1)	(3.2)	0.3	(5.1)

The following table reconciles the Encompass brand underlying combined ratio to the Encompass brand combined ratio.

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Underlying combined ratio	92.5	93.4	94.3	95.7
Effect of catastrophe losses	5.8	5.5	6.8	5.0
Effect of prior year non-catastrophe reserve reestimates	(4.7)	0.7	(1.8)	(0.3)
Combined ratio	93.6	99.6	99.3	100.4

Effect of prior year catastrophe reserve reestimates	(0.4)	(4.4)	(0.6)	(2.4)

The following table reconciles the Esurance brand underlying combined ratio to the Esurance brand combined ratio.

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Underlying combined ratio	111.5	109.6	111.7	108.3
Effect of catastrophe losses	0.6	0.8	1.1	1.3
Effect of business combination expenses and the amortization of purchased intangible assets	4.7	8.1	5.0	11.2
Combined ratio	116.8	118.5	117.8	120.8

The following table reconciles the Allstate Protection standard auto underlying combined ratio to the Allstate Protection standard auto combined ratio.

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Underlying combined ratio	96.6	95.5	96.1	95.8
Effect of catastrophe losses	0.9	1.2	1.3	2.1
Effect of prior year non-catastrophe reserve reestimates	(0.8)	(2.6)	(0.8)	(1.7)
Combined ratio	96.7	94.1	96.6	96.2

Effect of prior year catastrophe reserve reestimates	0.1	(0.3)	(0.5)	(0.3)

The following table reconciles the Allstate Protection homeowners underlying combined ratio to the Allstate Protection homeowners combined ratio.

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Underlying combined ratio	62.5	66.7	64.2	66.7
Effect of catastrophe losses	5.3	8.2	18.4	19.7
Effect of prior year non-catastrophe reserve reestimates	(1.0)	(1.0)	(0.2)	(0.1)
Combined ratio	66.8	73.9	82.4	86.3

Effect of prior year catastrophe reserve reestimates	(2.0)	(3.5)	0.3	(5.1)

Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a ratio that uses a non-GAAP measure.  It is calculated by dividing common shareholders’ equity after excluding the impact of unrealized net capital gains and losses on fixed income securities and related DAC, DSI and life insurance reserves by total common shares outstanding plus dilutive potential common shares outstanding.  We use the trend in book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods.  We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers.  We note that book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a measure commonly used by insurance investors as a valuation technique.  Book value per common share is the most directly comparable GAAP measure.  Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of our business.  The following table shows the reconciliation.

($ in millions, except per share data)	As of September 30,
	2013	2012
Book value per common share
Numerator:
Common shareholders’ equity	$20,130	$20,837
Denominator:
Common shares outstanding and dilutive potential common shares outstanding	462.9	488.7
Book value per common share	$43.49	$42.64

Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities
Numerator:
Common shareholders’ equity	$20,130	$20,837
Unrealized net capital gains and losses on fixed income securities	1,445	2,602
Adjusted common shareholders’ equity	$18,685	$18,235
Denominator:
Common shares outstanding and dilutive potential common shares outstanding	462.9	488.7
Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities	$40.37	$37.31

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about our outlook for the Property-Liability combined ratio excluding the effect of catastrophes, prior year reserve reestimates, business combination expenses, and the amortization of purchased intangible assets for 2013, and our investment portfolio.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections.  Actual results may differ materially from those projected based on the risk factors described below.

•                  Premiums written and premiums earned, the denominator of the underlying combined ratio, may be materially less than projected.  Policyholder attrition may be greater than anticipated resulting in a lower amount of insurance in force.

•                   Unanticipated increases in the severity or frequency of standard auto insurance claims may adversely affect our underwriting results.  Changes in the severity or frequency of claims may affect the profitability of our Allstate Protection segment.  Changes in bodily injury claim severity are driven primarily by inflation in the medical sector of the economy and litigation.  Changes in auto physical damage claim severity are driven primarily by inflation in auto repair costs, auto parts prices and used car prices.  The short-term level of claim frequency we experience may vary from period to period and may not be sustainable over the longer term.  A decline in gas prices, increase in miles driven, and higher unemployment are examples of factors leading to a short-term frequency change.  A significant long-term increase in claim frequency could have an adverse effect on our underwriting results.

•                   The actions we have taken to reduce the sensitivity of our investment portfolio to a rise in interest rates may not be effective.

We undertake no obligation to publicly correct or update any forward-looking statements.  This news release contains unaudited financial information.

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